Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No.333-128227) on Form S-8 of SpectraScience, Inc. of our report dated March 30, 2009, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of SpectraScience, Inc. for the year ended December 31, 2008.

McGladrey & Pullen, LLP

Des Moines, IA
March 30, 2009